Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2021 RESULTS
Revenue increased 61% to $1.5 billion
Diluted EPS of $1.59, Adjusted EPS of $1.65
Vancouver, British Columbia – September 8, 2021 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the second quarter of fiscal 2021.
Calvin McDonald, Chief Executive Officer, stated: "Our second quarter results demonstrate the continued momentum across the business, and how we are living into our Power of Three growth plan and Impact Agenda commitments. We launched exciting new products, experienced strength across channels and geographies, and announced new partnerships that will allow us to become a leader in product sustainability." McDonald continued: "I'm inspired every day by our teams around the world for their continued enthusiasm, agility, and commitment to the brand."
The fiscal year ending January 30, 2022 is referred to as "2021" and the fiscal year ended January 31, 2021 is referred to as "2020". The adjusted non-GAAP financial measures below exclude certain costs incurred in connection with the acquisition of MIRROR, and the related tax effects.
For the second quarter of 2021, compared to the second quarter of 2020:
•Net revenue increased 61% to $1.5 billion. On a constant dollar basis, net revenue increased 56%.
–Company-operated stores net revenue increased 142% to $695.1 million.
–Direct to consumer net revenue increased 8% to $597.4 million. On a constant dollar basis, direct to consumer net revenue increased 4%.
–Net revenue increased 63% in North America, and increased 49% internationally.
•Direct to consumer net revenue represented 41.2% of total net revenue compared to 61.4% for the second quarter of 2020.
•Gross profit increased 72% to $842.7 million and gross margin increased 390 basis points to 58.1%.
•Income from operations increased 134% to $291.0 million. Adjusted income from operations increased 120% to $299.2 million.
•Operating margin increased 630 basis points to 20.1%. Adjusted operating margin increased 560 basis points to 20.6%.
•Income tax expense increased 123% to $83.1 million. The effective tax rate for the second quarter of 2021 was 28.5% compared to 30.0% for the second quarter of 2020. The adjusted effective tax rate was 27.9% for the second quarter of 2021 compared to 28.9% for the second quarter of 2020.
•Diluted earnings per share were $1.59 compared to $0.66 in the second quarter of 2020. Adjusted diluted earnings per share were $1.65 compared to $0.74 in the second quarter of 2020.
•The Company repurchased 0.5 million shares of its own common stock at an average price of $338.41 per share for a total cost of $171.1 million.
•The Company opened 11 new company-operated stores during the second quarter, ending with 534 stores.

The consolidated statement of operations for the second quarter of 2019 is included in the tables at the end of this release for reference. For the second quarter of 2021, compared to the second quarter of 2019:
•Net revenue increased by $567.3 million, or 64%, representing a two-year compound annual growth rate of 28%.
•Gross margin increased 310 basis points.
•Operating margin increased 110 basis points. Adjusted operating margin increased 160 basis points.
•Diluted earnings per share were $1.59 compared to $0.96 in the second quarter of 2019. Adjusted diluted earnings per share were $1.65 in the second quarter of 2021.
Meghan Frank, Chief Financial Officer, stated: "Our performance in Q2 was driven by a strong response to our product offering, improving productivity in our stores, and sustained strength in e-commerce. While we continue to navigate the COVID-19 environment, including supply chain headwinds, I'm excited with our momentum as we head into the second half of the year and pleased to be able to increase our guidance. I too would like to thank the teams across the globe for enabling our solid financial performance."
Balance sheet highlights
The Company ended the second quarter of 2021 with $1.2 billion in cash and cash equivalents and the capacity under its committed revolving credit facilities was $397.2 million. Inventories at the end of the second quarter of 2021 increased 17% to $789.8 million compared to $672.8 million at the end of the second quarter of 2020.
2021 Outlook
For the third quarter of 2021, we expect net revenue to be in the range of $1.400 billion to $1.430 billion. Diluted earnings per share are expected to be in the range of $1.28 to $1.33 for the quarter and adjusted diluted earnings per share are expected to be in the range of $1.33 to $1.38.
For 2021, we expect net revenue to be in the range of $6.190 billion to $6.260 billion. Diluted earnings per share are expected to be in the range of $7.16 to $7.26 for the year and adjusted diluted earnings per share are expected to be in the range of $7.38 to $7.48.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and does not incorporate future unknown impacts from the spread of COVID-19. While most of the Company's retail locations are currently open, the Company continues to operate with necessary precautionary measures in place at its retail locations and distribution centers. Further resurgences in COVID-19, including from variants could cause additional restrictions, including temporarily closing all or some of our retail locations again, result in lower consumer demand, and cause further disruption in our supply chain. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 8, 2021, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.

About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures. A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates.
Adjusted income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude items related to the MIRROR acquisition. We exclude transaction, integration costs, the gain on lululemon's previous investment in MIRROR, certain acquisition-related compensation costs, and the related income tax effects of these items. We believe these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in our operating performance, and enable a more consistent comparison to our historical financial information. Further, due to the finite and discrete nature of these costs, we do not consider them to be normal operating expenses that are necessary to operate the MIRROR business and we do not expect them to recur beyond the expiry of the related vesting periods. Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; the current COVID-19 coronavirus pandemic and related government, private sector, and individual consumer responsive actions; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; the acceptability of its products to guests; its ability to accurately forecast guest demand for its products; changes in consumer shopping preferences and shifts in distribution channels; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to realize the potential benefits and synergies sought with the acquisition of MIRROR; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on and limited control over third-party suppliers to provide fabrics for and to produce its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its information technology systems; its compliance with privacy and data protection laws;

any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global economic and political conditions and global events such as health pandemics; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Second Quarter			First Two Quarters
	2021	2020	2019	2021	2020	2019
Net revenue	$1,450,618	$902,942	$883,352	$2,677,083	$1,554,904	$1,665,667
Costs of goods sold	607,932	413,441	397,556	1,134,083	731,001	758,151
Gross profit	842,686	489,501	485,796	1,543,000	823,903	907,516
As a percent of net revenue	58.1%	54.2%	55.0%	57.6%	53.0%	54.5%
Selling, general and administrative expenses	541,317	352,881	317,814	1,037,951	652,464	610,722
As a percent of net revenue	37.3%	39.1%	36.0%	38.8%	42.0%	36.7%
Amortization of intangible assets	2,195	747	—	4,390	770	—
Acquisition-related expenses	8,143	11,464	—	15,807	13,509	—
Income from operations	291,031	124,409	167,982	484,852	157,160	296,794
As a percent of net revenue	20.1%	13.8%	19.0%	18.1%	10.1%	17.8%
Other income (expense), net	96	(344)	1,850	323	830	4,229
Income before income tax expense	291,127	124,065	169,832	485,175	157,990	301,023
Income tax expense	83,053	37,264	44,842	132,145	42,557	79,430
Net income	$208,074	$86,801	$124,990	$353,030	$115,433	$221,593

Basic earnings per share	$1.60	$0.67	$0.96	$2.71	$0.89	$1.70
Diluted earnings per share	$1.59	$0.66	$0.96	$2.70	$0.88	$1.69
Basic weighted-average shares outstanding	130,007	130,245	130,285	130,187	130,248	130,489
Diluted weighted-average shares outstanding	130,490	130,799	130,783	130,742	130,802	131,060

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	August 1, 2021	January 31, 2021	August 2, 2020
ASSETS
Current assets
Cash and cash equivalents	$1,170,041	$1,150,517	$522,998
Inventories	789,836	647,230	672,773
Prepaid and receivable income taxes	117,807	139,126	125,019
Other current assets	197,623	187,506	168,965
Total current assets	2,275,307	2,124,379	1,489,755
Property and equipment, net	806,387	745,687	698,514
Right-of-use lease assets	729,621	734,835	725,805
Goodwill and intangible assets, net	462,714	466,957	471,064
Deferred income taxes and other non-current assets	131,069	113,357	108,889
Total assets	$4,405,098	$4,185,215	$3,494,027
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$203,546	$172,246	$122,767
Accrued inventory liabilities	33,316	14,956	31,675
Other accrued liabilities	269,024	211,911	177,436
Accrued compensation and related expenses	150,331	130,171	84,102
Current lease liabilities	150,087	166,091	147,941
Current income taxes payable	13,743	8,357	75,153
Unredeemed gift card liability	137,021	155,848	106,425
Other current liabilities	24,286	23,598	17,810
Total current liabilities	981,354	883,178	763,309
Non-current lease liabilities	644,734	632,590	632,646
Non-current income taxes payable	38,073	43,150	43,150
Deferred income tax liability	60,010	58,755	46,901
Other non-current liabilities	9,761	8,976	6,919
Stockholders' equity	2,671,166	2,558,566	2,001,102
Total liabilities and stockholders' equity	$4,405,098	$4,185,215	$3,494,027

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	First Two Quarters
	2021	2020
Cash flows from operating activities
Net income	$353,030	$115,433
Adjustments to reconcile net income to net cash provided by operating activities	146,742	(55,371)
Net cash provided by operating activities	499,772	60,062
Net cash used in investing activities	(201,493)	(545,323)
Net cash used in financing activities	(290,767)	(82,157)
Effect of foreign currency exchange rate changes on cash	12,012	(3,089)
Increase (decrease) in cash and cash equivalents	19,524	(570,507)
Cash and cash equivalents, beginning of period	1,150,517	1,093,505
Cash and cash equivalents, end of period	$1,170,041	$522,998

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, and direct to consumer net revenue
The below changes show the change for the second quarter of 2021 compared to the second quarter of 2020.

	Net Revenue	Direct to Consumer Net Revenue
Change	61%	8%
Adjustments due to foreign currency exchange rate changes	(5)	(4)
Change in constant dollars	56%	4%

Adjusted financial measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the acquisition of MIRROR and its related tax effects. Please refer to Note 3. Acquisition included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about September 8, 2021 for further information on these adjustments.

	Second Quarter 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$291,031	20.1%	$83,053	28.5%	$208,074	$1.59
Transaction and integration costs	1,035	0.1			1,035	0.01
Acquisition-related compensation	7,108	0.4			7,108	0.05
Tax effect of the above			434	(0.6)	(434)	—
Adjusted results (non-GAAP)	$299,174	20.6%	$83,487	27.9%	$215,783	$1.65

	First Two Quarters 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$484,852	18.1%	$132,145	27.2%	$353,030	$2.70
Transaction and integration costs	1,531	0.1			1,531	0.01
Acquisition-related compensation	14,276	0.5			14,276	0.11
Tax effect of the above			806	(0.7)	(806)	(0.01)
Adjusted results (non-GAAP)	$500,659	18.7%	$132,951	26.5%	$368,031	$2.81

	Second Quarter 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$124,409	13.8%	$37,264	30.0%	$86,801	$0.66
Transaction and integration costs	7,201	0.8			7,201	0.06
Gain on existing investment	(782)	(0.1)			(782)	(0.01)
Acquisition-related compensation	5,045	0.5			5,045	0.04
Tax effect of the above			1,967	(1.1)	(1,967)	(0.01)
Adjusted results (non-GAAP)	$135,873	15.0%	$39,231	28.9%	$96,298	$0.74

	First Two Quarters 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$157,160	10.1%	$42,557	26.9%	$115,433	$0.88
Transaction and integration costs	9,246	0.6			9,246	0.07
Gain on existing investment	(782)	(0.1)			(782)	(0.01)
Acquisition-related compensation	5,045	0.4			5,045	0.04
Tax effect of the above			1,967	(0.9)	(1,967)	(0.01)
Adjusted results (non-GAAP)	$170,669	11.0%	$44,524	26.0%	$126,975	$0.97

Expected adjusted earnings per share

	Third Quarter Fiscal 2021	Fiscal 2021
Expected diluted earnings per share range	$1.28 to $1.33	$7.16 to $7.26
MIRROR integration and acquisition-related costs, net of tax	$0.05	$0.22
Expected adjusted earnings per share range (non-GAAP)	$1.33 to $1.38	$7.38 to $7.48

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
3rd Quarter 2020	506	11	2	515
4th Quarter 2020	515	8	2	521
1st Quarter 2021	521	3	1	523
2nd Quarter 2021	523	11	—	534

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
3rd Quarter 2020	1,757	54	3	1,808
4th Quarter 2020	1,808	55	5	1,858
1st Quarter 2021	1,858	12	8	1,862
2nd Quarter 2021	1,862	43	—	1,905
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.